EXHIBIT 99.1

G-III APPAREL GROUP, LTD

G-III Apparel Group Signs Definitive Agreement with WHP Global for Marc Jacobs Brand

•	Forms 50/50 Strategic Joint Venture for Marc Jacobs Brand
•	Partnership Combines G-III’s Proven Operating and Merchandising Capabilities with WHP Global’s Leading Brand Management Platform
•	Adds Globally Recognized, Iconic Brand to G-III’s Portfolio, Strengthening its Growth Strategy

NEW YORK, May 14, 2026 (GLOBE NEWSWIRE) — G-III Apparel Group, Ltd. (NasdaqGS: GIII) (“G-III” or the “Company”) today announced that it has entered into a definitive agreement with WHP Global to jointly own the Marc Jacobs brand’s intellectual property through a newly formed joint venture (“JV”). G-III will acquire and manage the global Marc Jacobs operating business, while WHP Global will manage the licensing operations.

Founded in 1984, Marc Jacobs is a culture-defining brand recognized for its distinctive blend of high fashion and contemporary design. Built on the creative vision of its founder, the brand has established a strong international presence through four decades of consistent cultural influence and a distinct creative point of view. Today, Marc Jacobs operates a global retail footprint with company-operated stores worldwide and distributes products through its e-commerce platform as well as a diverse network of wholesale partners.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “Marc Jacobs is one of the most influential names in fashion. This transaction underscores our long-standing commitment to building a diversified portfolio of iconic, globally relevant brands. LVMH has been an exceptional steward of the brand, and we look forward to working with the Marc Jacobs team to build on that strong foundation. With our portfolio of premium brands and backed by our powerful global platform, this opportunity accelerates our transformation efforts and positions us to drive long-term shareholder value.”

Transaction Details

G-III and WHP Global will form a 50/50 joint venture that will retain ownership of Marc Jacobs’ intellectual property that will be formed contemporaneously with WHP Global’s closing of its acquisition of Marc Jacobs. G-III will then acquire the Marc Jacobs operating business from the JV and enter into a long-term licensing agreement.

G-III will fund its approximately $500 million investment using cash on hand and borrowings under its revolving credit facility. The transaction is expected to be dilutive during the first 12 months after closing, with accretion expected thereafter. Closing is subject to customary conditions, including regulatory approval, and is expected to occur in G-III’s fiscal third quarter of 2027.

Advisors

UBS serves as financial advisor to G-III, and Paul, Weiss, Rifkind, Wharton & Garrison serves as legal advisor.

Morgan Stanley & Co. LLC serves as financial advisor to WHP Global and Gibson Dunn serves as legal advisor. Morgan Stanley Senior Funding, Inc. provided committed debt financing to support the acquisition.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a global fashion leader with expertise in design, sourcing, distribution, and marketing. The Company owns and licenses a portfolio of more than 30 preeminent brands, each differentiated by unique brand propositions, product categories, and consumer touchpoints. G-III owns ten iconic brands, including DKNY, Donna Karan, Karl Lagerfeld, Sonia Rykiel, and Vilebrequin, and licenses over 20 of the most sought-after names in global fashion, including Calvin Klein, Tommy Hilfiger, Levi’s, Halston, Champion, Converse, Cole Haan, BCBG, French Connection, Starter as well as major sports leagues such as the NFL, NBA, NHL and MLB, among others.

Forward Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, (i) risks relating to completing the proposed acquisition in the anticipated time frame, or at all; (ii) risks relating to the ability to realize the anticipated benefits of the proposed acquisition; (iii) risks relating to the receipt of regulatory approvals without unexpected delays or conditions and possibility of regulatory action; (iv) risks relating to significant costs related to the proposed acquisition; (v) the expected financial and operating performance and future opportunities following the consummation of the proposed acquisition; (vi) risks relating to the reliance on licensed product; (vii) reliance on foreign manufacturers; (viii) risk of doing business abroad; (ix) the current economic and credit environment risks; (x) the nature of the apparel industry, including changing customer demand and tastes; (xi) risks of operating a retail business; (xii) customer concentration; (xiii) seasonality; (xiv) customer acceptance of new products, (xv) the impact of competitive products and pricing, (xvi) dependence on existing management, (xvii) possible disruption from acquisitions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this press release.

Investor Relations Contact

Nick Bacchus
SVP of Investor Relations and Treasurer
IR@g-iii.com

Media Contact

Lauren McClain

VP, Corporate Communications
GIIICommunications@g-iii.com